EXHIBIT 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S
ACKNOWLEDGEMENT LETTER

October 26, 2011

To the Board of Directors and Shareholders
of Helix Energy Solutions Group, Inc.

We are aware of the incorporation by reference in Registration Statement Forms S-3 (Nos. 333-157785, 333-103451 and 333-125276) and Forms S-8 (Nos. 333-126248, 333-58817, 333-50289 and 333-50205) of Helix Energy Solutions Group, Inc. of our report dated October 26, 2011 relating to the unaudited condensed consolidated interim financial statements of Helix Energy Solutions Group, Inc. and subsidiaries that is included in its Form 10-Q for the quarter ended September 30, 2011.

Very truly yours,

                /s/ ERNST & YOUNG LLP

Houston, Texas